Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS THIRD-QUARTER 2007

REVENUE GROWTH OF 11.7%

Company Raises Full-Year 2007 Net Income Outlook

BEDFORD, Mass – October 25, 2007 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the third quarter ended September 30, 2007. Third-quarter 2007 revenue increased 11.7% to $175.0 million from $156.7 million in the third quarter of 2006. Net income for the third quarter of 2007 was $39.3 million, or $0.40 per diluted share, a 46.7% increase from $26.8 million, or $0.28 per diluted share, in the same quarter last year.

“We delivered another strong operating performance in the third quarter, plus our results benefited from a significant decrease in our effective quarterly tax rate,” stated Stuart Clark, Interactive Data’s president and chief executive officer. “Our revenue growth continues to be driven primarily by our two largest institutionally oriented businesses, Pricing and Reference Data, and Real-Time Services, both of which produced very good revenue growth and new sales in the third quarter. Our third-quarter 2007 net income growth was noteworthy for two reasons. First, we generated improved profitability as a result of our top-line growth and, second, our effective quarterly tax rate decreased substantially to 21.7%. By comparison with the effective tax rate for our first-half 2007 results, the reduction in our third-quarter 2007 effective tax rate contributed over $7 million, or approximately $0.07 per diluted share, to our third-quarter 2007 net income.”

Clark commented, “Our organic revenue growth in the third quarter of 2007 was 8.0% due in large part to the strong results posted by our Pricing and Reference Data, and Real-Time Services businesses. In particular, Real-Time Services has become our fastest-growing business during 2007, producing its highest organic growth rates since we acquired this business in 2003. Renewal rates at our institutionally oriented businesses remained at approximately 95%. We also continued to bring innovative new services to the marketplace by taking advantage of the collective capabilities, content and expertise resident across our organization.”

“Our third-quarter 2007 effective tax rate and revised outlook for our full-year effective tax rate reflects favorable changes in German tax rates, the impact of a recently completed R&D tax credit initiative spanning both 2006 and 2007, the release of certain tax reserves associated with the expiration of the statute of limitations in various tax jurisdictions and other discrete items,” commented Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer. “Our net cash provided by operating activities of $63.4 million in the third quarter of 2007 was outstanding. As a result, our cash position at the end of the third quarter increased by nearly $37 million from the prior quarter even as we returned $27.4 million to stockholders through our regular quarterly dividend and stock repurchase activities.”

“We are continuing to see the benefits resulting from collaboration across all key areas of our global organization,” Clark concluded. “Looking ahead, we are positioning our Pricing and Reference Data and Real-Time Services businesses to more effectively support the enterprise-wide needs of our clients. We have changed our organizational structure to unify these two institutionally oriented businesses under a single management structure such that we can accelerate innovation, strengthen and expand strategic customer relationships, and respond decisively to emerging market opportunities.”

Other Third-quarter and Recent Operating and Financial Highlights

Effects of Foreign Exchange:

•

Interactive Data’s third-quarter 2007 revenue was positively impacted by $3.8 million due to the effects of foreign exchange. Third-quarter 2007 revenue before the effects of foreign exchange grew by $14.5 million, or 9.3%, over the comparable period in 2006. Total costs and expenses in the third quarter of 2007 were negatively impacted by $3.0 million due to the effects of foreign exchange. Third-quarter 2007 total costs and expenses before the effects of foreign exchange increased by $7.4 million, or 6.4%, over the third quarter of 2006.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported third-quarter 2007 revenue of $109.5 million, a 13.3% increase over the prior year’s third quarter (or an increase of 11.1% before the effects of foreign exchange). Excluding the $2.1 million contribution from the recently acquired Xcitek market data business, intercompany eliminations resulting from the Xcitek acquisition and the effects of foreign exchange, third-quarter 2007 revenue increased 9.0% over the same period last year. In the third-quarter of 2007, North American revenue, including the contribution of Xcitek, increased 11.2% over the third quarter of 2006. Third-quarter 2007 European revenue increased by 20.1% (or increased by 11.4% before the effects of foreign exchange) from the third quarter of last year. Interactive Data Pricing and Reference Data’s Asia-Pacific third-quarter 2007 revenue increased 18.7% (or increased 8.0% before the effects of foreign exchange) compared with the prior year’s third quarter. Interactive Data Pricing and Reference Data’s growth in the third quarter reflects sustained demand for its broad range of services, particularly in the areas of evaluated pricing and reference data content. During the third quarter, this business introduced the Basket Calculation ServiceSM, a new web-based offering that is designed to provide clients with the indicative optimized portfolio value for equity and fixed income exchange traded funds.

•

Interactive Data Real-Time Services generated third-quarter 2007 revenue of $35.4 million, an increase of 16.1% over the same quarter last year (or an increase of 10.8% before the effects of foreign exchange). The increase reflects the fifth-consecutive quarter of accelerated growth in the real-time datafeed business and continued expansion of the Managed Solutions business in Europe. During the third quarter, this business announced that more than 50 hedge fund customers in the US and Europe subscribe its low latency data service and that it is working with InfoDyne to simplify access to a broad range of global low latency data. Third-quarter highlights for the Interactive Data Managed Solutions business included enhancements to its PrimeTerminal workstation for financial market professionals.

•

Interactive Data Fixed Income Analytics reported revenue for the third quarter of 2007 of $8.0 million, which was essentially unchanged from last year’s third quarter. During the third quarter of 2007, this business completed 5 new BondEdge® installations and continued development of its next-generation BondEdge platform.

Active Trader Services Segment:

•

eSignal’s third-quarter 2007 revenue of $22.1 million increased 3.0% from the same quarter last year (or an increase of 2.3% before the effects of foreign exchange). This increase reflects modest growth in the eSignal direct subscriber base. eSignal ended the third quarter of 2007 with nearly 63,200 direct subscription terminals. Third-quarter 2007 highlights included a number of new product introductions and enhancements to its existing offerings.

Nine-Month Results

•

For the nine months ended September 30, 2007, Interactive Data reported revenue of $507.5 million versus $451.3 million for the comparable period in 2006, an increase of $56.3 million, or 12.5%. Total costs and expenses rose 9.5%, or $32.8 million, to $376.9 million in the first nine months of 2007. Net income for the first nine months of 2007 increased 37.2% to $94.1 million, or $0.97 per diluted share, from $68.6 million, or $0.72 per diluted share, in the comparable period of 2006. The tax rate for the first nine months of 2007 was 31.3% compared with 38.4% in the same period last year and 38.1% for the full year 2006.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of September 30, 2007, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $251.8 million. During the third quarter of 2007, Interactive Data spent $15.6 million to repurchase 571,100 shares of common stock at an average purchase price of $27.28 per share as part of its existing October 2006 share buyback program. Entering the fourth quarter of 2007, 911,100 shares remained available for repurchase under the existing October 2006 share buyback program.

•

During the third quarter of 2007, Interactive Data spent $11.8 million to pay its third-consecutive quarterly cash dividend of $0.125 per share of common stock to stockholders of record on September 6, 2007.

New Senior Management Responsibilities and Board Appointment

•

On September 20, 2007, Interactive Data announced a series of new executive responsibilities that are designed to align the Company’s two largest institutionally-oriented businesses under a single management structure from a business and product strategy, sales management and operational perspective (see full announcement for all relevant details).

•	On September 21, 2007, Interactive Data announced that Rona Fairhead was appointed chairman of Interactive Data’s Board of Directors.

2007 Outlook

•

We anticipate that market conditions for the remainder of 2007 will be similar to those experienced thus far in 2007 and during 2006. We expect that institutional spending on financial market data and related services in 2007 will increase modestly over 2006 levels as customers spend prudently on such services. Based on our results to date, we are updating our outlook for 2007 from prior guidance that was issued in July 2007.

•	2007 revenue growth over 2006 on a percentage basis is expected to be in the range of 11% to 12% versus July 2007 guidance for revenue growth in the 10% to 12% range.

•	Our 2007 effective tax rate is now expected to be in the range of 32% to 34% versus July 2007 guidance for an annual effective tax rate in the range of 37% to 38%.

•	On a percentage basis, 2007 net income is now expected to grow in the range of 29% to 31%, compared with prior guidance that called for net income growth to be in the range of 20% to 24%.

•	Capital expenditures in 2007 are still expected to be in the range of $35 million to $37 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, October 25, 2007 at 11:00 a.m. Eastern Time to discuss the third-quarter 2007 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 19426721. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from October 25 at 2:00 p.m. until Thursday, November 8, 2007 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 19426721. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, our statements about accelerating innovation, strengthening and expanding strategic customer relationships, and responding decisively to emerging market opportunities, as well as our statements appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost-containment pressures across the industries we serve; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) the regulatory requirements applicable to our business and many of our customers, including our Interactive Data Pricing and Reference Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; and (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply time-sensitive pricing, evaluations and reference data for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,200 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors:	Media:
Andrew Kramer	John Coffey
Director of Investor Relations	Director, Corporate and Marketing Communications
781-687-8306	781-687-8148
andrew.kramer@interactivedata.com	john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
REVENUE	$175,027	$156,670	11.7%	$507,530	$451,265	12.5%
COSTS AND EXPENSES:
Cost of services	55,501	49,148	12.9%	164,728	147,612	11.6%
Selling, general and administrative	59,196	55,622	6.4%	175,773	161,175	9.1%
Depreciation	5,742	5,547	3.5%	16,708	16,168	3.3%
Amortization	6,724	6,440	4.4%	19,665	19,135	2.8%

Total costs & expenses	127,163	116,757	8.9%	376,874	344,090	9.5%

INCOME FROM OPERATIONS	47,864	39,913	19.9%	130,656	107,175	21.9%
Interest income, net	2,405	1,649	45.8%	6,332	4,248	49.1%

INCOME BEFORE INCOME TAXES	50,269	41,562	20.9%	136,988	111,423	22.9%
Income tax expense	10,930	14,752	-25.9%	42,889	42,842	0.1%

NET INCOME	$39,339	$26,810	46.7%	$94,099	$68,581	37.2%

NET INCOME PER SHARE:
Basic	$0.42	$0.29	44.8%	$1.00	$0.74	35.1%
Diluted	$0.40	$0.28	42.9%	$0.97	$0.72	34.7%
Cash dividends paid per common share	$0.125	$—	—	$0.375	$—	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,264	92,812	1.6%	93,973	93,260	0.8%
Diluted	97,206	94,925	2.4%	96,892	95,550	1.4%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$205,927	$152,449
Marketable securities	45,827	43,296
Accounts receivable, net	111,790	103,041
Prepaid expenses and other current assets	18,817	13,840
Deferred income taxes	2,674	3,164

Total current assets	385,035	315,790

Property and equipment, net	84,704	81,988
Goodwill	556,736	536,049
Other intangible assets, net	165,672	168,969
Other assets	1,160	1,008

Total Assets	$1,193,307	$1,103,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$22,110	$25,787
Accrued liabilities	75,520	75,053
Payable to affiliates	3,705	5,156
Income taxes payable	13,207	17,042
Deferred revenue	37,746	27,343

Total current liabilities	152,288	150,381

Deferred tax liabilities	34,324	35,773
Other liabilities	7,704	6,065

Total Liabilities	194,316	192,219

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,011	993
Additional paid-in capital	928,191	887,071
Treasury stock, at cost	(133,276)	(105,690)
Accumulated earnings	154,890	96,230
Accumulated other comprehensive income	48,175	32,981

Total Stockholders’ Equity	998,991	911,585

Total Liabilities and Stockholders’ Equity	$1,193,307	$1,103,804

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2007	2006
Cash flows provided by (used in) operating activities:
Net income	$94,099	$68,581
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,373	35,303
Excess tax benefits from stock based compensation	(3,148)	(1,364)
Deferred income taxes	(1,631)	(844)
Amortization of discounts and premiums on marketable securities, net	444	192
Stock-based compensation	10,024	11,622
Provision for doubtful accounts	116	444
Loss on dispositions of fixed assets	2,229	621
Changes in operating assets and liabilities, net	(6,914)	898

NET CASH PROVIDED BY OPERATING ACTIVITIES	131,592	115,453
Cash flows used in investing activities:
Purchase of fixed assets	(21,136)	(25,728)
Acquisition of business	(24,473)	(33,244)
Purchase and maturities of marketable securities, net	(2,955)	(26,430)

NET CASH USED IN INVESTING ACTIVITIES	(48,564)	(85,402)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(27,586)	(29,857)
Proceeds from exercise of stock options and employee stock purchase plan	25,233	12,240
Excess tax benefits from stock based compensation	3,148	1,364
Common stock cash dividends	(35,286)	—

NET CASH USED IN FINANCING ACTIVITIES	(34,491)	(16,253)
Effect of exchange rate on cash	4,941	3,649

NET INCREASE IN CASH AND CASH EQUIVALENTS	53,478	17,447
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	152,449	147,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$205,927	$164,815

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Revenue
Institutional Services:
Pricing and Reference Data	$109,490	$96,652	13.3%	$315,169	$279,214	12.9%
Real-Time Services	35,373	30,480	16.1%	101,837	87,416	16.5%
Fixed Income Analytics	8,028	8,050	-0.3%	24,306	24,217	0.4%

Institutional Services total	152,891	135,182	13.1%	441,312	390,847	12.9%
Active Trader Services:
eSignal	22,136	21,488	3.0%	66,218	60,418	9.6%

Active Trader Services total	22,136	21,488	3.0%	66,218	60,418	9.6%
Total revenue	175,027	156,670	11.7%	507,530	451,265	12.5%
Effects of foreign exchange	(3,828)	—	—	(12,113)	—	—

Non-GAAP revenue before effects of foreign exchange	171,199	156,670	9.3%	495,417	451,265	9.8%
Revenue – Quote.com	—	—	—	(3,177)	(805)	294.6%
Revenue – Xcitek Market Data	(2,067)	—	—	(3,184)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	169,132	156,670	8.0%	489,056	450,460	8.6%
Intercompany eliminations resulting from Quote.com acquisition	—	—	—	—	(288)	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(29)	—	—	(74)	—

Non-GAAP revenue before above factors	$169,132	$156,641	8.0%	$489,056	$450,098	8.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-related

Total Costs and Expenses, and Effects of Foreign Exchange

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Total costs & expenses	$127,163	$116,757	8.9%	$376,874	$344,090	9.5%
Effects of foreign exchange	(2,970)	—	—	(9,423)	—	—

Total costs & expenses before the effects of foreign exchange	124,193	116,757	6.4%	367,451	344,090	6.8%
Total costs & expenses – Quote.com	—	—	—	(1,703)	(528)	222.5%
Total costs & expenses – Xcitek Market Data	(1,561)	—	—	(2,610)	—	—

Non-GAAP total costs & expenses before above factors	$122,632	$116,757	5.0%	$363,138	$343,562	5.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Income from Operations Before Effects of Foreign Exchange, Acquisitions and

Related Intercompany Eliminations

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Change	2007	2006	Change
Non-GAAP revenue before above factors	$169,132	$156,641	8.0%	$489,056	$450,098	8.7%
Non-GAAP total costs and expenses before above factors	122,632	116,757	5.0%	363,138	343,562	5.7%

Non-GAAP operating profit from core businesses	$46,500	$39,884	16.6%	$125,918	$106,536	18.2%